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                                                                      EXHIBIT 23





The Board of Directors
FirstMerit Corporation





We consent to incorporation by reference in Registration Statement Nos. 33-7266, 33-47074, 33-47147, 33- 57076, and 33-57557 on Forms S-8, of our
report dated January 17, 1995, except for Note 2, as to which the date is January 31, 1995, relating to the consolidated balance sheets of FirstMerit Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity, and cash flows for the three year period ended December 31, 1994, which report appears in the 1994 annual report on Form 10-K of FirstMerit Corporation.




/s/ Coopers & Lybrand, L.L.P.

Akron, Ohio
February 28, 1995